Bank of America prices $1.5 billion in notes

July 15, 2003

Reporters May Contact
Eloise Hale, Bank of America, 704.387.0013
eloise.hale@bankofamerica.com

CHARLOTTE - Bank of America Corporation today priced a global offering of $1.5 billion in non-callable notes to be issued in two separate series for sale in the United States and abroad.

These include:

  $1 billion in 5-year senior notes due August 15, 2008
  $500 million in 10-year subordinated notes due August 15, 2013
The 5-yr notes have a coupon interest rate of 3 1/4 percent per annum, payable semi-annually on February 15 and August 15 with the first interest payment on February 15, 2004.

The 10-yr notes have a coupon interest rate of 4 3/4 percent per annum, payable semi-annually on February 15 and August 15 with the first interest payment on February 15, 2004.

These notes will be sold through underwriters led by Banc of America Securities LLC and include Banc One Capital Markets, Inc., Barclays Capital, Bear, Stearns & Co. Inc., Citigroup, Goldman, Sachs & Co., Lehman Brothers, Merrill Lynch & Co., Blaylock & Partners, L.P. and Utendahl Capital Partners, L.P. Closing is scheduled for July 22, 2003.

The notes are part of a shelf registration for corporate debt and other securities previously declared effective by the Securities and Exchange Commission. Bank of America intends to list the notes on the Luxembourg Stock Exchange.

Proceeds from the sale of the notes will be used for general corporate purposes.

Bank of America stock (ticker: BAC) is listed on the New York, Pacific, and London exchanges and certain shares are listed on the Tokyo stock exchange.